Exhibit 5.2

December 5, 2005

Aetna Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Ladies and Gentlemen:

     We have acted as special Pennsylvania counsel to Aetna Inc., a Pennsylvania corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the sale from time to time of (a) the Company’s senior debt securities and subordinated debt securities ( the “Debt Securities”), which may be issued pursuant to a senior debt indenture dated as of March 2, 2001 between the Company and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”), or a subordinated debt indenture to be entered into between the Company and the Trustee; (b) common shares, par value $.01 per share, of the Company (the “Common Shares”); (c) preferred shares of the Company (the “Preferred Shares”); (d) warrants of the Company to purchase Debt Securities or Common Shares (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and the warrant agent; (e) purchase contracts of the Company for the purchase or sale of specified securities (the “Purchase Contracts”), and (f) Debt Securities, Common Shares, Preferred Shares, Purchase Contracts and Warrants or any combination thereof that may be offered in the form of units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units.

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, and records relating to the Company as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We have also assumed that any issuance of Common Shares or Preferred Shares pursuant to the Registration Statement will not, at such time, exceed the number of authorized but unissued shares of such class available under the Company’s Articles of Incorporation as then in effect.

     We express no opinion concerning the laws of any jurisdiction other than the corporation laws of the Commonwealth of Pennsylvania.

Aetna Inc.
December 5, 2005

Based on the foregoing, we advise you that, in our opinion:

1.	When (a) the Company has taken all necessary action to authorize and approve the issuance and sale of the Common Shares and (b) the Common Shares have been delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Company, then upon payment of the consideration therefor provided therein, the Common Shares will be validly issued, fully paid and non-assessable.

2.	When (a) the Company has taken all necessary action to authorize and approve the issuance, sale, and terms of the Preferred Shares of any series, (b) a Statement with Respect to Shares has been filed with respect to the Preferred Shares with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, and (c) the Preferred Shares have been delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Company, then upon payment of the consideration therefor provided therein, the Preferred Shares of that series will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the caption “Validity of Securities.” In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP